                                                             EXHIBIT (h)(53)(a)

                              AMENDMENT NO. 1 TO
              RULE 22C-2 SHAREHOLDER INFORMATION ACCESS AGREEMENT

       This Amendment No. 1 to the Rule 22c-2 Shareholder Information Access Agreement ("Agreement") dated April 16, 2007 between American General Life Insurance Company ("Intermediary") and Neuberger Berman Management LLC (formerly, Neuberger Berman Management, Inc.) ("NBM") is effective as of
October     , 2014. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

       WHEREAS, the parties wish to amend certain provisions of the Agreement in order to update and revise the procedures, provide updated contact information in Appendix A to the Agreement and add marketing timing policies for certain products to the Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

    1. The first paragraph of Section 1.1 is hereby deleted in its entirety and replaced with the following:

       "AGREEMENT TO PROVIDE INFORMATION. Subject to the information security policies of the Intermediary or Intermediary's parent company, American International Group, Inc., Intermediary agrees to cooperate with the Fund's and NBMI's efforts to identify Shareholder transaction activity that may violate the Trading Policies. To that end, Intermediary agrees to respond promptly to NBMI's requests regarding Shareholder transaction activity in an account held by or through the Intermediary. In response to such requests, Intermediary shall provide the taxpayer identification number ("TIN"), the Individual Taxpayer Identification ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Fund shares held through an account maintained by the Intermediary during the period covered by the request. With respect to information pertaining to Variable Contracts and unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions. In addition, Intermediary shall not be obligated to provide information related to purchases or redemptions in contracts on which annuity payments have begun."

    2. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached.

    3. A copy of the market timing policies of the Intermediary as it relates to the Investment Only Variable Annuity Product (marketing name TBD) only is being added to the Agreement as Appendix C. The market timing policies attached to the Agreement currently are hereby titled "Appendix B - Market Timing Policies of the Intermediary Relating to all Products Except for the Investment Only Variable Annuity Product (marketing name
       TBD)". A new paragraph 14 is being added to the Agreement as follows:

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       "14. APPENDICES. Attached as Appendix B to this Agreement is a copy of the market timing policies of the Intermediary as it relates to all of the products of the Intermediary except for the Investment Only Variable Annuity Product (marketing name TBD) (which product is covered in the Fund Participation Agreement dated July 7, 1994 by between the Intermediary, Neuberger Berman Management LLC and Neuberger Berman Advisers Management Trust). Attached as Appendix C to this Agreement is a copy of the market timing policies of the Intermediary as it relates to the Investment Only Variable Annuity Product (marketing name TBD)."

    4. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties have hereunto affixed their respective authorized signatures, intending that this Amendment No. 1 be effective as indicated hereinabove.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: _____________________________
Name:
Title:

ATTEST:

By: _____________________________
Name:
Title:

NEUBERGER BERMAN MANAGEMENT LLC
(formerly, Neuberger Berman Management, Inc.)

By: _____________________________
Name:
Title:

                                  APPENDIX A
                      REPRESENTATIVES OF THE INTERMEDIARY

Requests for Shareholder Information or Trading Restrictions must be directed to the following:

Douglas A. Loeffler, Vice President
Investment Product Management
AIG Life and Retirement
21650 Oxnard Street, Suite 750
Woodland Hills, CA 91367-4901
Telephone: 818-251-4875
Facsimile: 818-251-4949
Email: 22c2adhocrequest@sunamerica.com

Chris Bauman, Vice President
AIG Life and Retirement
Variable Product Accounting
2727-A Allen Parkway, 4-D1
Houston, TX 77019
Telephone: 713-831-4882
Email: chris.bauman@valic.com

Jonathan C. Osborne, Assistant Manager
AIG Life and Retirement
Variable Product Accounting
2727-A Allen Parkway, 4-D1
Houston, TX 77019
Telephone: 713-831-5446
Email: jonathan.osborne@valic.com

With a copy to:

Legal Department
Attn: Rule 22c-2 Request for Information
AIG Life and Retirement
1999 Avenue of the Stars
Los Angeles, CA 90067

                                  APPENDIX C
                  MARKET TIMING POLICIES OF THE INTERMEDIARY
 RELATING TO THE INVESTMENT ONLY VARIABLE ANNUITY PRODUCT (MARKETING NAME TBD)

   TRANSFERS DURING THE ACCUMULATION PHASE: LOW-RISK POLICIES

   Subject to our rules, restrictions and policies described below, during the Accumulation Phase you may transfer funds between the Variable Portfolios and/or any available Fixed Accounts by telephone (800) 445-7862, through the Company's website (www.sunamerica.com), by U.S. Mail addressed to our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299 or by facsimile. All transfer instructions submitted via facsimile must be sent to (818) 615-1543; otherwise they will not be considered received by us. We may accept transfers by telephone or the Internet unless you tell us not to on your contract application. If your contract was issued in the state of New York, we may accept transfers by telephone if you complete and send the Telephone Transfer Agreement form to our Annuity Service Center. When receiving instructions over the telephone or the Internet, we have procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone or the Internet. If we fail to follow our procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

   We cannot guarantee that we will be able to accept telephone, fax and/or internet transfer instructions at all times. Any telephone, fax or computer system, whether it is yours, your broker-dealer's, or ours, can experience outages or delays for a variety of reasons and may prevent our processing of your transfer request. We reserve the right to modify, suspend or terminate telephone, fax and/or internet transfer privileges at any time. If telephone, fax and/or internet access is unavailable, you should make your transfer request in writing by U.S. Mail to our Annuity Service Center.

   Any transfer request will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the transfer request is received after Market Close, the request will be priced as of the next business day.

   Funds already in your contract cannot be transferred into the DCA Fixed Accounts. You must transfer at least $100 per transfer. If less than $100 remains in any Variable Portfolio or Fixed Account after a transfer, that amount must be transferred as well.

   There is no charge for your first 15 transfers. We charge for transfers in excess of 15 in any contract year. The fee is $25 for each transfer exceeding this limit. Transfers resulting from your participation in the DCA or Automatic Asset Rebalancing programs are not counted towards the number of free transfers per contract year.

   SHORT-TERM TRADING POLICIES

   We do not want to issue this variable annuity contract to contract owners engaged in trading strategies that seek to benefit from short-term price fluctuations or price inefficiencies in the Variable Portfolios of this product ("Short-Term Trading") and we discourage Short-Term Trading as more fully described below. However, we cannot always anticipate if a potential contract owner intends to engage in Short-Term Trading. Short-Term Trading may create risks that may result in adverse effects on investment return of the Underlying Fund in which a Variable Portfolio invests. Such risks may include, but are not limited to: (1) interference with the management and planned investment strategies of an Underlying Fund; (2) dilution of the interests in the Underlying Fund due to practices such as "arbitrage"; and/or (3) increased brokerage and administrative costs due to forced and unplanned fund turnover. These circumstances may reduce the value of the Variable Portfolio. In addition to negatively impacting the Owner, a reduction in contract value may also be harmful to Annuitants and/or Beneficiaries.

   We have adopted the following administrative procedures to discourage Short-Term Trading which are summarized below.

   The first 15 transfers in a rolling 12-month look-back period ("12-Month Rolling Period") can be made by telephone, through the Company's website, or in writing by mail or by facsimile. The 15th transfer in a 12-Month Rolling Period triggers the U.S. Mail method of transfer. Therefore, once you make the 15th transfer in a 12-Month Rolling Period, all transfers must be submitted by United States Postal Service first-class mail ("U.S. Mail") for 12-months following the date of the 15th transfer ("Standard U.S. Mail Policy").

   For example, if you made a transfer on August 16, 2011 and within the previous twelve months (from August 17, 2010 forward) you made 15 transfers including the August 16th transfer, then all transfers made for twelve months after August 16, 2011 must be submitted by U.S. Mail (from August 17, 2011 through August 16, 2012).

   U.S. Mail includes any postal service delivery method that offers delivery no sooner than United States Postal Service first-class mail, as determined in the Company's sole discretion. We will not accept transfer requests sent by any other medium except U.S. Mail during this 12-month period. Transfer requests required to be submitted by U.S. Mail can only be cancelled by a written request sent by U.S. Mail with the appropriate paperwork received prior to the execution of the transfer.

   All transfers made on the same day prior to Market Close are considered one transfer request for purposes of applying the Short-Term Trading policy and calculating the number of free transfers. Transfers resulting from your participation in the DCA or Automatic Asset Rebalancing programs are not included for the purposes of determining the number of transfers before applying the Standard U.S. Mail Policy.

   We apply the Standard U.S. Mail Policy uniformly and consistently to all contract owners except for omnibus group contracts as described below.

   We believe that the Standard U.S. Mail Policy is a sufficient deterrent to Short-Term Trading. However, we may become aware of transfer patterns among the Variable Portfolios and/or Fixed Accounts which appear to be Short-Term Trading or otherwise detrimental to the Variable Portfolios but have not yet triggered the limitations of the Standard U.S. Mail Policy described above. If such transfer activity comes to our attention, we may require you to adhere to our Standard U.S. Mail Policy prior to reaching the specified number of transfers ("Accelerated U.S. Mail Policy"). To the extent we become aware of Short-Term Trading activities which cannot be reasonably controlled solely by the Standard U.S. Mail Policy or the Accelerated U.S. Mail Policy, we reserve the right to evaluate, in our sole discretion, whether to: (1) impose further limits on the size, manner, number and/or frequency of transfers you can make; (2) impose minimum holding periods;
   (3) reject any Purchase Payment or transfer request; (4) terminate your transfer privileges; and/or (5) request that you surrender your contract. We will notify you in writing if your transfer privileges are terminated. In addition, we reserve the right not to accept or otherwise restrict transfers from a third party acting for you and not to accept pre-authorized transfer forms.

   Some of the factors we may consider when determining whether to accelerate the Standard U.S. Mail Policy, reject transfers or impose other conditions on transfer privileges include:

       (1)the number of transfers made in a defined period;

       (2)the dollar amount of the transfer;

       (3)the total assets of the Variable Portfolio involved in the transfer and/or transfer requests that represent a significant portion of the total assets of the Variable Portfolio;

       (4)the investment objectives and/or asset classes of the particular Variable Portfolio involved in your transfers;

       (5)whether the transfer appears to be part of a pattern of transfers to take advantage of short term market fluctuations or market inefficiencies;

       (6)the history of transfer activity in the contract or in other contracts we may offer; and/or

       (7)other activity, as determined by us, that creates an appearance, real or perceived, of Short-Term Trading or the possibility of Short-Term Trading.

   Notwithstanding the administrative procedures above, there are limitations on the effectiveness of these procedures. Our ability to detect and/or deter Short-Term Trading is limited by operational systems and technological limitations, as well as our ability to predict strategies employed by contract owners (or those acting on their behalf) to avoid detection. We cannot guarantee that we will detect and/or deter all Short-Term Trading and it is likely that some level of Short-Term Trading will occur before it is detected and steps are taken to deter it. To the extent that we are unable to detect and/or deter Short- Term Trading, the Variable Portfolios may be negatively impacted as described above. Additionally, the Variable Portfolios may be harmed by transfer activity related to other insurance companies and/or retirement plans or other investors that invest in shares of the Underlying Fund. Moreover, our ability to deter Short-Term Trading may be limited by decisions by state regulatory bodies and court orders which we cannot predict. You should be aware that the design of our administrative procedures involves inherently subjective decisions which we attempt to make in a fair and reasonable manner consistent with the interests of all owners of this contract. We do not enter into agreements with contract owners whereby we permit or intentionally disregard Short-Term Trading.

   The Standard and Accelerated U.S. Mail Policies are applied uniformly and consistently to contract owners utilizing third party trading services/strategies performing asset allocation services for a number of contract owners at the same time. You should be aware that such third party trading services may engage in transfer activities that can also be detrimental to the Variable Portfolios, including trading relatively large groups of contracts simultaneously. These transfer activities may not be intended to take advantage of short-term price fluctuations or price inefficiencies. However, such activities can create the same or similar risks as Short-Term Trading and negatively impact the Variable Portfolios as described above.

   Omnibus group contracts may invest in the same Underlying Funds available in your contract but on an aggregate, not individual basis. Thus, we have limited ability to detect Short-Term Trading in omnibus group contracts and the Standard U.S. Mail Policy does not apply to these contracts.

   Our inability to detect Short-Term Trading may negatively impact the Variable Portfolios as described above.

   We reserve the right to modify the policies and procedures described in this section at any time. To the extent that we exercise this reservation of rights, we will do so uniformly and consistently unless we disclose otherwise.